Citigroup Managed Futures LLC
                        731 Lexington Avenue, 25th Floor
                               New York, NY 10022

by Edgar


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549


Re:     Citigroup Diversified Futures Fund L.P.
        Supplement to Registration Statement on Form S-1
        File No. 333-117275


Ladies and Gentleman:

     On behalf of Citigroup Diversified Futures Fund L.P. (the "Partnership") I am transmitting herewith for filing, pursuant to the Rule 424 (b) (3) of the Securities Act of 1933, as amended, a Supplement dated November 30, 2007 to the Partnership's prospectus dated April 30, 2007.

Should you have any questions, please telephone me at (212) 559-5046.


Very truly yours,

By: /s/ Jennifer Magro
        --------------
        Jennifer Magro
        Chief Financial Officer and
        Director


Enclosures

                    Citigroup Diversified Futures Fund L.P.
                                  November 2007

The net asset value for Citigroup Diversified Futures Fund L.P. was $1,008.31 per unit at the end of November, up 1.8% for the month and up 7.8% year to date.

The Fund was positive for the month of November as profits in fixed income and grains markets were partially offset by losses in currency and metals markets.

The combination of the persistent credit crisis and the slowing U.S. economy weighed heavily on global interest rates throughout the month. The global fixed income market rallied in November as a result and profits were earned both in domestic and international fixed income markets. Gains were also earned in grains markets as prices in the soybean complex rallied on speculation that China will increase purchases of oilseed inventories to cool surging local food costs.

Performance in currency markets was negative as the U.S. dollar continued to weaken against the euro and Swiss franc but appreciated against the British pound and commodity currencies such as the Australian dollar. In metals markets, losses were also accumulated as copper prices declined significantly amid concern that a credit crisis ignited by the collapse of the U.S. sub prime mortgage market will spread and damp global demand.

Past performance is not necessarily indicative of future results.

If you have any questions regarding the Fund or would like information about other Citigroup managed futures investment opportunities, please contact your Smith Barney Financial Advisor.

Citigroup Managed Futures LLC

                     Citigroup Diversified Futures Fund L.P.
                                Account Statement
                           For the Period November 1,
                            Through November 30, 2007

                                                       Percent
                                                     of Average
                                                     Net Assets
                                                     ----------
Realized gains from trading            $56,918,630       6.83%
Change in unrealized gains/losses
     from trading                      (35,565,032)     (4.27)
                                       -----------      -----
                                        21,353,598       2.56
Less, Brokerage commissions
     and clearing fees ($254,520)        4,268,008       0.51
                                       -----------      -----
Net realized and unrealized gains       17,085,590       2.05
Interest Income                          2,012,152       0.24
                                       -----------      -----
                                        19,097,742       2.29
                                       -----------      -----
Less, Expenses:
     Management fees                     1,368,718       0.16
     Incentive fees                      2,164,561       0.26
     Other expenses                        159,891       0.02
                                       -----------      -----
                                         3,693,170       0.44
                                       -----------      -----
Net income                              15,404,572       1.85%
                                                        =====
Additions (6,618.8576 L.P. units
at October 31, 2007 net asset
value per unit of $990.05)               6,553,000
Redemptions (20,424.5925 L.P. units
at November 30, 2007 net asset
value per unit of $1,008.31)           (20,594,321)
                                       -----------
Increase in net assets                   1,363,251
Net assets, October 31, 2007           828,662,500
                                       -----------
Net assets, November 30, 2007         $830,025,751
                                       ===========

Net Asset Value per unit
  ($830,025,751 / 823,188.9681 Units)    $1,008.31
                                          ========

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

 By: /s/ Jennifer Magro
         ----------------------------------
         Jennifer Magro
         Chief Financial Officer and Director
         Citigroup Managed Futures LLC
         General Partner, Citigroup
         Diversified Futures Fund L.P.